Exhibit 99.1

Contact: Investor Relations (408) 523-2161
INTUITIVE SURGICAL ANNOUNCES PRELIMINARY
FOURTH QUARTER AND FULL YEAR 2013 RESULTS
SUNNYVALE, CALIF. January 14, 2014 - Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today announced certain preliminary unaudited fourth quarter and full year 2013 financial results ahead of its participation at the 32nd Annual JP Morgan Healthcare Conference on January 14 and 15, 2014 in San Francisco, California. The Company expects revenue for the fourth quarter of 2013 of approximately $576 million, down approximately 5% from $609 million for the fourth quarter of 2012. The Company expects revenue for the year ended December 31, 2013 to total approximately $2,265 million, up approximately 4% compared to full year 2012 revenue of $2,179 million. The preliminary unaudited results are prior to the completion of review and audit procedures and are therefore subject to adjustment.
Preliminary fourth quarter 2013 instruments and accessories revenue is expected to increase approximately 6% to approximately $268 million from $254 million during the fourth quarter of 2012. Full year 2013 instruments and accessories revenue is expected to increase approximately 14% to approximately $1,033 million. Fourth quarter and full year 2013 instruments and accessories revenue growth was driven by da Vinci procedure growth, partially offset by a reduction in stocking orders related to a decline in system sales.
In 2013, approximately 523,000 surgical procedures were performed with the da Vinci® Surgical System, up 16% compared to approximately 450,000 procedures performed in 2012. The growth in overall 2013 procedure volume was driven by the growth in U.S. general surgery procedures, U.S. gynecologic procedures, and urology procedures outside of the U.S. da Vinci® procedures increased approximately 12% for the fourth quarter of 2013 compared to the fourth quarter of 2012.
Preliminary fourth quarter 2013 da Vinci Surgical Systems revenue is expected to decrease approximately 23% to approximately $205 million from $265 million during the fourth quarter of 2012. Full year 2013 systems revenue is expected to decrease approximately 11% to approximately $835 million. Intuitive sold 138 da Vinci Surgical Systems during the fourth quarter of 2013, compared with 175 systems during the fourth quarter of 2012. The Company sold 546 da Vinci Surgical Systems during 2013, compared with 620 systems during 2012. Lower fourth quarter and full year 2013 systems sales were driven by lower U.S. sales reflecting moderating procedure growth in benign gynecology, combined with changing hospital capital spending priorities associated with the implementation of the Affordable Care Act, partially offset by higher international systems sales, led by higher da Vinci system sales in Japan.
Preliminary fourth quarter 2013 service revenue is expected to increase approximately 14% to approximately $103 million from $91 million during the fourth quarter of 2012. Preliminary full year 2013 service revenue is expected to increase approximately 16% to approximately $397 million from $343 million during 2012.
Additional preliminary unaudited revenue and procedure information has been posted to the Investor Relations section of the Intuitive Surgical website at: http://phx.corporate-ir.net/phoenix.zhtml?c=122359&p=irol-IRHome.
Intuitive is scheduled to present at the 32nd Annual JP Morgan Healthcare Conference on January 14, 2014 at 11:30 a.m. Pacific Time. Intuitive is scheduled to report its fourth quarter 2013 results in a conference call on January 23, 2014, at which point the Company will discuss the 2013 financial results in more detail. Dial-in and webcast access information for both of these events are also available in the Investor Relations section of the Intuitive Surgical website.

About Intuitive Surgical, Inc.
Intuitive Surgical, Inc. (Nasdaq: ISRG), headquartered in Sunnyvale, California, is the global leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures and markets the da Vinci Surgical System. Intuitive Surgical’s mission is to extend the benefits of minimally invasive surgery to those patients who can and should benefit from it.
About the da Vinci Surgical System
The da Vinci Surgical System is a surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci Surgical System consists of an ergonomic surgeon console or consoles, a patient-side cart with three or four interactive arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art technology, the da Vinci Surgical System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist® instruments. The net result is an intuitive interface with improved surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for skilled surgeons to perform more minimally invasive procedures involving complex dissection or reconstruction. For more information about clinical evidence related to da Vinci Surgery, please visit www.intuitivesurgical.com/company/clinical-evidence/
da Vinci® and EndoWrist® are trademarks of Intuitive Surgical, Inc.
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This press release contains forward-looking statements, including statements regarding the Company's preliminary unaudited financial results and procedure counts for the fourth quarter and full year 2013. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: completion of the Company's final closing procedures; final adjustments and other developments that may arise in the course of review and audit procedures; the impact of global and regional economic and credit market conditions on health care spending; health care reform legislation in the United States and its impact on hospital spending, reimbursement and fees which will be levied on certain medical device revenues; decreases in hospital admissions and actions by payers to limit or manage surgical procedures; timing and success of product development and market acceptance of developed products; procedure counts; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which we operate; unanticipated manufacturing disruptions or the inability to meet demand for products; the results of legal proceedings to which we are or may become a party; product liability and other litigation claims; adverse publicity regarding the Company and the safety of our products and adequacy of training; our ability to expand into foreign markets; and other risk factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2012, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning revenue growth, procedure growth, future financial results and statements using words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.